Exhibit 10.1
ITRON, INC.
RESTRICTED STOCK UNIT AWARD NOTICE FOR PARTICIPANTS IN THE UNITED STATES
AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN
LONG TERM PERFORMANCE PLAN

Itron, Inc. (the "Company") hereby grants to Participant a Restricted Stock Unit Award (the "Award").  The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the "Award Notice"), the Restricted Stock Unit Award Agreement (“RSU Award Agreement”), the Company Long Term Perfomance Plan (“LTPP”), and the Itron, Inc. Amended and Restated 2000 Stock Incentive Plan (the "Plan"), which are incorporated into this Award Notice in their entirety.

Participant:
Award Date:
Number of Restricted Stock Units:
Vesting Commencement Date:
Vesting Schedule:
The Award will vest in full on the third anniversary of the Vesting Commencement Date (the “Vest Date”)

Additional Terms:  This Award is subject to all the terms and conditions set forth in this Award Notice, the RSU Award Agreement, the LTPP, and the Plan which are attached to and incorporated into the Award Notice in their entirety.

I accept this award subject to the terms and conditions stated herein.

Attachments:
1. Restricted Stock Unit Award Agreement
2. 2000 Stock Incentive Plan
3. Plan Summary
4. LTPP

ITRON, INC.
AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to your Restricted Stock Unit Award Notice (the "Award Notice"), the LTPP, and this Restricted Stock Unit Award Agreement (this "Agreement"), Itron, Inc. (the "Company") has granted you a Restricted Stock Unit Award (the "Award") under its Amended and Restated 2000 Stock Incentive Plan (the "Plan") for the number of Restricted Stock Units indicated in your Award Notice.  Capitalized terms not expressly defined in this RSU Award Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of the Award are as follows:
1.Vesting

The Award will vest according to the vesting schedule set forth in the Award Notice (the "Vesting Schedule"). One share of the Company's Common Stock will be issuable for each Restricted Stock Unit that vests.  Restricted Stock Units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as "Vested Units."  Restricted Stock Units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as "Unvested Units."  The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the "Units").  Except as provided in Section 2.1(b) below, all Vested Units will be settled on the Vest Date set forth in the Award Notice and the Vest Date shall be the “payment date” for purposes of Section 409A.  The Award will terminate and the Unvested Units will be subject to forfeiture upon your termination of employment as set forth in Section 2.1(a).

2.Termination of Employment; Corporate Transaction
2.1 Termination of Employment

(a) Vesting of Units.  Except as provided in Section 2.2 below, if your employment terminates during the Units' vesting period for any reason other than Cause, the Unvested Units will vest pro-rata, based on the number of calendar days of employment with the Company during the vesting period (rounded down to the nearest whole number); provided, however, that your termination of employment must constitute a “separation from service” under Section 409A of the Code and the regulations thereunder (“409A”); and, provided further, that the Units that become Vested Units as a result of such pro-rata vesting will not be settled in shares of Common Stock until the date that is six months after such separation from service.  In the event that your termination of employment does not satisfy the definition of "separation from service" under Section 409A, then Unvested Units will still vest pro-rata, based on the number of calendar days of employment with the Company during the vesting period (rounded down to the nearest whole number), but the Units that become Vested Units as a result of such pro-rata vesting will not be settled in shares of Common Stock until the Vest Date.  If your employment terminates for Cause, any Unvested Units will be forfeited immediately to the Company.

(b)  Settlement of Vested Units.  For purposes of determining the settlement date under Section 2.1(a) for issuing stock in exchange for the pro-rated Vested Units, if your employment terminates by reason of (a) death, (b) Disability that also satisfies the definition of "disability" under Section 409A or (c) Retirement that also satisfies the definition of "separation from service" under Section 409A, the settlement date shall be (i) if you are a “specified employee,” the date six months after the date of death, Disability or Retirement or (ii) if you are not a “specified employee,” the date of death, Disability, or Retirement, and shares shall be issued within 90 days of the settlement date.  If your employment terminates by reason of a Disability that does not satisfy the definition of "disability" under Section 409A or by reason of Retirement that does not satisfy the definition of "separation from service" under Section 409A, the settlement date shall be the Vest Date set forth in the Award Notice and the Vest Date shall be the “payment date” for purposes of Section 409A.

2.2 Corporate Transaction

In the event of a Corporate Transaction (other than a Related Party Transaction) that also constitutes a change in control event within the meaning of Section 409A, any Unvested Units will accelerate in vesting and become Vested Units immediately prior to such transaction.

3.Securities Law Compliance

3.1           You represent and warrant that you (a) have been furnished with a copy of the prospectus for the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.

3.2           You hereby agree that you will in no event sell or distribute all or any part of the shares of the Company's Common Stock that you receive pursuant to settlement of this Award (the "Shares") unless (a) there is an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration.  You understand that the Company has no obligation to you to register the Shares with the Securities and Exchange Commission and has not represented to you that it will so register the Shares.

3.3           You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the "Acts") and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.

3.4           You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys' fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Agreement or the breach by you of any terms or conditions of this Agreement.

4.Transfer Restrictions
Units shall not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law.
5.No Rights as Shareholder
You shall not have voting or other rights as a shareholder of the Company with respect to the Units.
6.Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Units and Shares may be complicated.  These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company.  You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the Units and receiving or disposing of the Shares.  Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the Units and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

7. Book Entry Registration of Shares

    The Company will issue the Shares by registering the Shares in book entry form with the Company's transfer agent in your name and the applicable restrictions will be noted in the records of the Company's transfer agent and in the book entry system.

8.Withholding

    8.1           You are ultimately responsible for all taxes owed in connection with this Award including any domestic or foreign tax withholding obligation required by law, whether national, federal, state or local, including FICA or any other social tax obligation (the "Tax Withholding Obligation"), regardless of any action the Company or any Related Corporations take with respect to any such Tax Withholding Obligation that arises in connection with this Award.  The Company may refuse to issue any Shares to you, or your beneficiary, until you satisfy the Tax Withholding Obligation.

8.2           In order to satisfy your obligations set forth in Section 8.1, you hereby irrevocably appoint any brokerage firm acceptable to the Company for such purpose (the "Agent") as your Agent, and authorize the Agent, to:

(a)
Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the settlement date for any Vested Unit, the minimum number of Shares (rounded up to the next whole number) sufficient to generate proceeds to cover the withholding taxes that you are required to pay pursuant to Section 8.1 and all applicable fees and commissions due to, or required to be collected by, the Agent;

(b)	Remit directly to the Company the cash amount necessary to cover the payment of all taxes required to be withheld with respect to the settlement of a Vested Unit, as of such date;

(c)	Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of Shares referred to in clause (a) above; and

(d)	Remit any remaining funds to you.

It is the intent of the parties that this Agreement comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Agreement will be interpreted to comply with the requirements of Rule 10b5-1(c) of the Exchange Act.

You understand that the Agent may affect sales as provided in clause (a) above jointly with sales for other employees of the Company and that the average price for executions resulting from bunched orders will be assigned to your account.  In addition, you acknowledge that it may not be possible to sell Shares as provided by this Section 8.2 due to (i) a legal or contractual restriction applicable to you or the Agent, (ii) a market disruption, or (iii) rules governing order execution priority on the NASDAQ or other exchange where the Shares may be traded.  In the event of the Agent’s inability to sell Shares, you will continue to be responsible for payment to the Company of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld.

You acknowledge that regardless of any other term or condition of this Agreement, the Agent will not be liable to you for (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 8.2.  The Agent is a third party beneficiary of this Section 8.2.

8.3           Notwithstanding the forgoing, to the maximum extent permitted by law, the Company has the right to retain without notice from Shares issuable under the Award or from salary or other amounts payable to you, Shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.

9.General Provisions

9.1           Successors and Assigns.  The provisions of this Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors, and assigns.

9.2           No Employment or Service Contract.  Nothing in this Agreement will be deemed to be an employment contract or limit in any way theright of the Company to terminate your employment at any time, with or without cause.

9.3           Section 409A Compliance.  Notwithstanding any provision in the Plan or this Agreement to the contrary, the Plan Administrator may, at any time and without your consent, modify the terms of the Award as it determines appropriate to avoid the imposition of interest or penalties under Section 409A.

9.4           Governing Law.  This Agreement will be construed and administered in accordance with and governed by the laws of the State of Washington without giving effect to principles of conflicts of law.  For the purposes of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Washington.